September 13, 2007

Atlas Technology Group, Inc.
2001 152nd Avenue NE,
Redmond, Washington 98052

Ladies and Gentlemen:

We have acted as special counsel to Atlas Technology Group, Inc., a Delaware corporation formerly known as Tribeworks, Inc. (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form SB-2 (the “Registration Statement”). The Registration Statement relates to the offer and sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), of up to 4,423,660 shares (the “Shares”) of the Company's common stock, par value $0.0004 per share.

We have examined a copy of the Registration Statement (including the exhibits thereto). In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that the Shares to be offered pursuant to the Registration Statement, if sold as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware. We render no opinion as to any other federal or state law.

We hereby consent to the use of this opinion by the Company as Exhibit 5 to the Registration Statement and to the use of our name as your counsel in connection with the Registration Statement. By giving this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or the prospectus, within the meaning of the term “expert”, as used in Section 11 of the Act, or the rules and regulations of the Securities Exchange Commission promulgated thereunder, nor we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HUGHES & LUCE, LLP